UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On February 2, 2022, Driver issued the following press release and delivered the following letter to the Company's Board of Directors:

Driver Management Reiterates Call for Radical Change at Republic First Bancorp

Highlights Strong Investor Sentiment for Change

Urges Republic First Bancorp to Solicit Offer from Investor Group

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (together with its affiliates, “Driver” or “we”), a sizable shareholder of Republic First Bancorp, Inc. (NASDAQ: FRBK) (“Republic First Bancorp” or the “Company”), today sent the below letter to the Company's Board of Directors (the "Board"):

February 2, 2022

Board of Directors
c/o Kemma Brown
Corporate Secretary
Republic First Bancorp, Inc.
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia, PA 19102

Via email

Board Members,

Reference is made to a letter (the “Norcross Group Letter”) delivered to the Board of Directors (the “Board”) of Republic First Bancorp, Inc. (“FRBK”) on January 31, 2022, by George E. Norcross, III, Gregory Braca and Phillip A. Norcross (together, the “Norcross Group”).

I have not communicated with, nor have I ever met, any of the members of the Norcross Group. While I have not yet formed an opinion on the initiatives set forth in the Norcross Group Letter, I agree wholeheartedly with the Norcross Group’s assessment of FRBK’s stock price performance and operating results. More to the point, I generally agree with the Norcross Group that radical change is needed at FRBK.

Based on the 19.65% increase in the price of FRBK’s common stock on February 2, 2022, I think it is fair to assume that the market also agrees that radical change is needed.

Given the Norcross Group’s interest in “substantial, long-term equity investment” in FRBK (as well as its interest in "[maximizing] value for [FRBK’s] shareholders"), you might see if it would be willing to make an offer to acquire all FRBK’s outstanding shares at a premium to market price.

Driver Management Company LLC

/s/ J. Abbott R. Cooper

***

About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 694,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 2,932 shares of Common Stock.

Contact

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

driver@longacresquare.com